Exhibit 10.59

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers as of February 28, 2012 consisted of: (i) Timothy McGrath, President and Chief Executive Officer; (ii) Patricia Gallup, Executive Chairman and Chief Administrative Officer; (iii) Jack Ferguson, Executive Vice President, Treasurer, and Chief Financial Officer; and (iv) John Polizzi, Senior Vice President and Chief Information Officer.

The Compensation Committee annually reviews and approves the compensation of the Chief Executive Officer. It also reviews and approves the compensation of the Company’s other executive officers, based on recommendations from the Chief Executive Officer. In determining executive compensation, the Compensation Committee considers a number of different factors, including the mix of salary, bonus, and incentive compensation levels. In addition, a subcommittee of the Compensation Committee is responsible for the determination and approval of corporate goals and targets under the Company’s Executive Bonus Plan as well as administration of the Company’s cash and equity incentive plans. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of company-wide business objectives of the Company. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Compensation for the Company’s executives generally consists of three elements:

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salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

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bonus—bonuses are paid out under the Company’s Executive Bonus Plan and are based on the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer’s base salary; and

•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The following table lists the 2011 annual salaries and bonuses of the Company’s executive officers.

	Salary	Bonus (1)
Timothy McGrath (2) President and Chief Executive Officer	$626,923	$698,892

Patricia Gallup (3) Executive Chairman and Chief Administrative Officer	582,692	636,354

Jack Ferguson Executive Vice President, Treasurer, and Chief Financial Officer	356,154	423,256

John Polizzi (4) Senior Vice President and Chief Information Officer	309,615	180,050

(1)	The Compensation Subcommittee approved such bonuses under the Company’s Executive Bonus Plan pursuant to achievement of company-wide net income and expense leverage goals.

(2)	Mr. McGrath was promoted to Chief Executive Officer on August 8, 2011, and in connection with his promotion, his salary increased from $550,000 to $750,000. The salary presented above includes the pro-rated increase awarded with his promotion.

(3)	Ms. Gallup resigned her position as Chief Executive Officer and was appointed to Chief Administrative Officer on August 8, 2011, and in connection with her resignation, her salary decreased from $750,000 to $315,000. The salary presented above includes the pro-rated decrease connected with her resignation. In addition, Ms. Gallup receives compensation for her service as Executive Chairman of our Board of Directors.

The Company granted equity awards in 2011 to the Company’s executive officers, as shown below:

	# of RSU Shares	Per Share Fair Market Value
Timothy McGrath (1) President and Chief Executive Officer	100,000	$5.21

(1)	Mr. McGrath received 100,000 restricted stock units in connection with his promotion to Chief Executive Officer on August 8, 2011. The restricted stock units vest ratably over four years beginning August 8, 2014, and contain post-vesting selling restrictions, that limit his selling to 10% of the awarded shares per year, with such selling restriction lapsing at age 65.